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                                                                       Exhibit A

                     BLUEBOOK INTERNATIONAL HOLDING COMPANY

       SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT

     THIS SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of August 19, 2002, by and between The Bluebook International Holding Company, a Delaware corporation (the "Company), Mark A. Josipovich, Daniel E. Josipovich, Daniel T. Josipovich and Dorothy E. Josipovich (each, a "Founder" and collectively, the "Founders") and Cotelligent, Inc., a Delaware corporation (the "Purchaser").

                                    RECITALS

     A. Purchaser desires to invest up to $3,000,000 in cash (a portion of which may include the conversion of a bridge loan from Purchaser to the Company) and up to $2,100,000 in forgiveness of accounts receivable for services rendered to the Company, for a total investment of up to $5,100,000 in the Company in exchange for shares of Series C Convertible Redeemable Preferred Stock $0.0001 par value (the "Stock").

     Intending to incorporate the foregoing as binding, the parties hereby agree as follows:

     1. Purchase and Sale of Stock.

          1.1 Sale and Issuance of Stock.

               (a) The Company shall adopt and file with the Secretary of State of Delaware on or before the First Closing (as defined below) the Series C Certificate of Designation in the form attached hereto as Exhibit A (the "Series C Certificate of Designation"), providing for the rights, privileges and preferences of the Stock.

               (b) Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the First Closing and the Company agrees to sell and issue to the Purchaser at the First Closing that number of shares of Stock set forth opposite the Purchaser's name for the First Closing on Schedule 1 at a purchase price of $0.959241 per share for the total purchase price set forth opposite the Purchaser's name on Schedule 1 (the "First Closing Purchase Price").

               (c) Subject to the terms and conditions of this Agreement and the fulfillments of the Company's obligations relating to the Second Closing, Purchaser agrees to purchase at the Second Closing, and the Company agrees to sell and issue to the Purchaser at the Second Closing, that number of shares of Stock set forth opposite the Purchaser's name for the Second Closing on Schedule 1 at a purchase price of $0.959241 per share for the total purchase price set forth opposite the Purchaser's name on Schedule 1 (the "Second Closing Purchase Price").


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          1.2 Closing; Delivery.

          (a) The purchase and sale of the Stock pursuant to the First Closing shall take place at the offices of Lee, Goddard & Duffy LLP, counsel to the Company, in Irvine, California, at 10:00 a.m. Pacific Daylight Savings Time on August 19, 2002, or at such other time and place as the Company and the Purchaser mutually agree, orally or in writing (the foregoing time and place are designated as the "First Closing"). At the First Closing, the Company shall deliver to the Purchaser a certificate representing the Stock being purchased thereby against payment of the First Closing Purchase Price therefor, by wire transfer to the trust account of Lee, Goddard & Duffy LLP, (cancellation of indebtedness) and if applicable, the original Convertible Promissory Note dated July 29, 2002, with the Company as maker and Purchaser as holder (the "Convertible Note") with a written Demand for Conversion thereof.

          (b) The purchase and sale of the Stock pursuant to the Second Closing shall take place at the offices of Lee, Goddard & Duffy LLP, counsel to the Company, in Irvine, California, at 11:00 a.m. Pacific Daylight Savings Time on the date five business days following the first sale of B.E.S.T. 7 as evidenced by a copy of a fully-executed contract for such sale, or at such other time and place as the Company and the Purchaser mutually agree, orally or in writing (the foregoing time and place are designated as the "Second Closing"). At the Second Closing, the Company shall deliver to the Purchaser a certificate representing the Stock being purchased thereby against payment of the Second Closing Purchase Price therefor, by wire transfer to the Company's bank account or certified check payable to the Company.

     2. Representations and Warranties of the Company and the Founders. The Company and each of the Founders hereby represents and warrants to the Purchaser that, except as set forth in the Company's Schedule of Exceptions to Representations and Warranties attached hereto as Schedule 2 (the "Disclosure Schedule"):

          2.1 Organization Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement, the Investor Rights Agreement in the form attached as Exhibit B (the "Investor Rights Agreement") and the Alliance Agreement in the form attached as Exhibit C (the "Alliance Agreement"), the Voting Agreement in the form attached as Exhibit D (the "Voting Agreement") and the Right of First Refusal Agreement in the form attached as Exhibit E (the "ROFR Agreement") and to issue and sell the Series C Convertible Preferred Stock and to carry out the provisions of this Agreement, the Investor Rights Agreement, the Alliance Agreement, the Voting Agreement and the ROFR Agreement. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.


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          2.2 Capitalization.

          (a) The authorized capital of the Company consists, or will consist, immediately prior to the First Closing and the Second Closing of:

               (i) Series B Convertible Preferred Stock. Two Thousand and Fifty (2,050) shares of Series B Convertible Preferred Stock (the "Series B Preferred") all of which are issued and outstanding immediately prior to the First Closing and the Second Closing. The Company has reserved 1,900,000 shares of Common Stock for issuance upon conversion of the Series B Preferred. The rights, privileges and preferences of the Series B Preferred currently are as stated in the Series B Certificate of Determination attached as Exhibit F (the "Series B Certificate of Determination").

               (ii) Common Stock. Fifty million (50,000,000) shares of Common Stock ("Common Stock") of which Thirty-eight Million Seven Hundred Thirty-three Thousand Four Hundred and Eleven (38,733,411) shares are issued and outstanding immediately prior to the First Closing. Concurrent with the First Closing and immediately prior to the Second Closing (assuming with respect to the Second Closing no conversion of the Series B Preferred or the Stock into Common Stock has occurred) Twenty-eight Million Seven Hundred Thirty-Three Thousand Four Hundred and Eleven (28,733,411) shares of Common Stock shall be issued and outstanding.

               (iii) Series C Convertible Redeemable Preferred Stock. 4,997,950 shares of Stock prior to the First Closing, none of which will be issued and outstanding immediately prior to the First Closing and of which only those issued in accordance with this Agreement will be issued and outstanding immediately prior to the Second Closing, and 5,316,704 immediately prior to the Second Closing.

               Except as set forth on the Disclosure Schedule, all of the shares of (A) Series B Preferred, and (B) Common Stock issued on or after October 1, 2001, are duly and validly authorized and issued, fully paid and nonassessable and, were issued in compliance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act") and any relevant state securities laws or pursuant to valid exemption therefrom.

          (b) An accurate list of the Company's record shareholders and their holdings as of August 15, 2002, is set forth in Section 2.2 of the Disclosure Schedule.

          (c) Except for the conversion privileges of the Series B Preferred as set forth in the Series B Certificate of Determination (and the conversion privileges to be provided for in the Series C Certificate of Designation) and as otherwise set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. Except as contemplated in the Voting Agreement, the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.


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     2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association or other business entity except its wholly-owned subsidiary, The Bluebook International, Inc.

     2.4 Authorization. All action on the part of the Founders, and all corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Investor Rights Agreement, the ROFR Agreement, the Voting Agreement and the Alliance Agreement (collectively, the "Ancillary Agreements"), the performance of all obligations of the Company and the Founders hereunder and thereunder and the authorization, issuance and delivery of the Stock has been taken or will be taken prior to each of the First Closing and the Second Closing, and this Agreement and each of the Ancillary Agreements, when executed and delivered by the Company and the Founders, shall constitute valid and legally binding obligations of the Company and the Founders, enforceable against the Company and the Founders in accordance with their respective terms except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditor's rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable federal or state securities laws or public policy considerations. The Stock, when issued, sold and delivered in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable and will have the rights, preferences and privileges described in the Series C Certificate of Designation. The Stock will be free of restrictions on transfer other than the restrictions on transfer under this Agreement, the Ancillary Agreements, and under the applicable state and federal securities laws. The shares issuable upon conversion of the Stock purchased under this Agreement have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series C Certificate of Designation, will be validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Ancillary Agreements, and under applicable securities laws.

     2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or other third party on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Series C Certificate of Designation with the Delaware Secretary of State, (ii) approval of an amendment to the Series B Certificate of Designation by all of the holders of Series B Preferred, and (iii) such filings as may be required under applicable state and federal securities laws, which filings will be timely filed within the applicable periods therefor.

     2.6 Litigation. There is no action, suit, claim, proceeding or investigation pending in any court or agency to which the Company has received service or other notice, or to the best of Company's knowledge, currently overtly threatened against the Company, that questions the validity of this Agreement and the Ancillary Agreements or the right of the Company to enter into each of such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Company, financially or otherwise, or


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any change in the current equity ownership of the Company and, to the Company's knowledge, there is no reasonable basis for any such action, suit, claim, proceeding or investigation. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

     2.7 Registration Rights. Except as contemplated in the Investor Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

     2.8 Intellectual Property.

     (a) Except as otherwise set forth in Section 2.8 of the Disclosure Schedule, the Company owns or possesses sufficient legal rights to all copyrights, trade secrets, licenses, information and proprietary rights and processes, patents, trademarks, service marks and trade names necessary for its business as currently conducted without any conflict with, or infringement of, the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity and, to the Company's knowledge, there are no such claims which are reasonably likely to be asserted against the Company, or which have been asserted against others by any person challenging the Company's use or distribution of any trademarks, trade names, copyrights, works of authorship, trade secrets, software, technology, know-how or processes utilized by the Company or challenging or questioning the validity or effectiveness of any license or agreement relating thereto.

     (b) To the Company's knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of the Company or that would conflict with the Company's business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

     (c) The Company has at all times used commercially reasonable efforts to treat its trade secrets as confidential and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.


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     2.9 Compliance with Other Instruments. To the Company's knowledge. the
Company is not in violation or default of any provisions of its certificate of incorporation or bylaws or of any instrument (including any mortgages, indentures, loan agreements, agreements, contracts), judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument (including any mortgages, indentures, loan agreements, agreements, contracts), judgment, order, writ, decree or contract that, to the Company's knowledge, the Company is bound. or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

     2.10 Financial Statements. The Company has made available to the Purchaser its unaudited balance sheet as of June 30, 2002, and its unaudited income statement for the six months ended June 30, 2002, attached hereto as Schedule
2.10 and its audited financial statements for the year ended December 31, 2001 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with general accepted accounting principles applied consistently throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements and as evidenced by the Convertible Note, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2002, or (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under United States generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually and in the aggregate, are not material to the financial condition or operating results of the Company.

     2.11 Changes. Except as otherwise set forth in the Disclosure Schedule, since June, 2002, there has not been:

          (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of its business that have not been, in the aggregate, materially adverse to the Company;

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company;

          (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;


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          (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of its business and that is not material to the business, properties, prospects or financial condition of the Company;

          (e) any change to a material contract or agreement by which the Company or any of its assets is bound or subject or any new material contract to which the Company or any of its assets is bound or subject;

          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder other than in the ordinary course of its business;

          (g) any sale, assignment or transfer of any of the Company's patents, trademarks, copyrights, trade secrets or other intangible assets, except licenses in the ordinary course of business;

          (h) any resignation or termination of employment of any officer or key employee of the Company; and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;

          (i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (j) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business and not in excess of $5,000 in the aggregate;

          (k) except as contemplated by or otherwise expressly set forth in this Agreement, any declaration, setting aside or payment or other distribution in respect to any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

          (l) to the Company's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of the Company;

          (m) any amount borrowed or incurred, nor has the Company become subject to any liability (absolute or contingent), except liabilities under contracts entered into or incurred in the ordinary course of its business;

          (n) any material change in the manner of business or operations of the Company; or

          (o) any arrangement or commitment by the Company to do any of the things described in this Section 2.11.


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     2.12 No Brokers or Finders. Except for any fees owed to Amerivet
Securities, Inc. pursuant to a letter agreement with the Company dated September, 2001, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company.

     2.13 Related Party Transactions. Except as disclosed in the Financial Statements or the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its officers, directors, or any person owning 5% or more of the capital stock of the Company, or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. Except as set forth on the Disclosure Schedule, none of the Company's officers, directors, or any person known to the Company to own 5% or more of the capital stock of the Company, or any members of their immediate families, are, directly or indirectly, indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or, to the Company's knowledge, any firm or corporation which competes with the Company, except that officers, directors and/or shareholders of the Company or any subsidiary may own stock in (but not exceeding one percent of the outstanding capital stock of) any publicly traded companies that may compete with the Company. None of the Company's officers, directors, or any person known to the Company to own 5% or more of the capital stock of the Company, or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, nor has the Company assured any indebtedness for any other person.

     2.14 Agreements; Actions.

     (a) Except for the agreements explicitly contemplated by the Ancillary Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

     (b) Except for agreements explicitly contemplated by this Agreement or the Ancillary Agreements or as otherwise disclosed in Section 2.14 of the Disclosure Schedule (the "Contracts"), there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 and that cannot be terminated upon thirty (30) days notice. Copies of all of the Contracts have been made available to the Purchaser. To the Company's knowledge, all of the Contracts are valid and binding obligations of the Company, as the case may be, and in full force and effect in all material respects and enforceable by the Company, as the case may be, in accordance with their respective terms in all material respects, except as such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, or
(ii) by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company is not in material default under any of such Contracts. To the Company's knowledge, no other party to any of the Contracts is in material default thereunder.


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     (c) Except as disclosed in Section 2.14 of the Disclosure Schedule, the
Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock,
(ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

     2.15 Offering. Subject in part to the truth and accuracy of Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Stock and Common Stock issuable upon the conversion thereof as contemplated by this Agreement are exempt from the registration requirements of the 1933 Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     2.16 Disclosure. The Company has fully provided the Purchaser with all the information that the Purchaser has requested for deciding whether to acquire the Stock and all information that the Company believes is reasonably necessary to enable the Purchaser to make such a decision. No representation or warranty of the Company contained in this Agreement and the schedules and exhibits attached hereto (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     2.17 Title to Property and Assets. Section 2.17 of the Disclosure Schedule sets forth the addresses and uses of all real property that the Company owns, leases or subleases, and in the case of each lease or sublease, specifies the name of the lessor or sublessor, as the case may be, and the lease term. Copies of all leases have been made available to the Purchaser if so requested. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. There are no defaults by the Company nor, to its knowledge, by any other party thereto, which might curtail in any material respect the current use of the Company's property listed in Section 2.17 of the Disclosure Schedule. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances created by or through the Company.

     2.18 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any such franchises, permits, licenses or similar authority.

     2.19 Manufacturing and Marketing Rights. Except as set forth in the Disclosure Schedule, the Company has not granted rights to license, market, or sell its products


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     to any other person and is not bound by any agreement that affects the
     Company's exclusive right to develop, distribute, market, or sell its products.

          2.20 Labor Agreements and Actions. There is no strike, or labor dispute or union organization activities pending or threatened between the Company and its employees. None of the Company's employees belongs to any union or collective bargaining unit. To the Company's knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment, and the Company has not received notice of any claims to the contrary. No employee of the Company is in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement or other contract or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company or to the utilization by the employee of his best efforts with respect to such business. Except for the employment agreements identified on the Disclosure Schedule (the "Employment Agreements"), the Company is not party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except as subject to the Employment Agreements, the employment of each officer and employee of the Company is terminable at the will of the Company.

          2.21 Employee Benefit Plans. The Company does not have any Employee Benefit Plans as defined in the Employee Retirement Income Security Act of 1974.

          2.22 Tax Returns, Payments, and Elections. The Company has filed all tax returns and reports as required by law. The returns and reports filed on or after October 1, 2001, are true and correct in all material respects and to the knowledge of the Company, the returns and reports filed prior to October 1, 2001, are true and correct in all material respects. The Company has paid all taxes and other assessments dues, except those contested by it in good faith or not yet past due. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S corporation or a collapsible corporation pursuant to Section 341(f) of
     Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a material effect on the business, properties, prospects or financial condition of the Company. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. To the Company' knowledge, none of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employers, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal


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     Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

          2.23 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability insurance in amounts customary for companies similarly situated.

          2.24 Environmental and Safety Laws. To the Company's knowledge, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and has not received any notice of any claim to the contrary, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

          2.25 Forfeiture. No shareholders of the Company have purchased any shares of the Company's capital stock subject to a risk of forfeiture.

          2.26 Minute Books. The copy of the minute books of the Company provided to the Purchaser for the period from and after October 1, 2001, and to the Company's knowledge for the period prior to October 1, 2001, contain minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the time of incorporation and reflect all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.

          2.27 Knowledge. For the purposes of this Section 2, the phrase "to the Company's knowledge" shall mean to any of the Founders' actual current knowledge, or knowledge that should have been known after reasonable investigation under the circumstances.

     3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

          3.1 Authorization. The Purchaser has full power and authority to enter into this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditor's rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable federal or state securities laws or public policy considerations.

          3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser's representations to the Company, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Stock (or the shares issuable upon conversion thereof) to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Stock or the shares issuable upon conversion thereof. The Purchaser understands that the Stock and the shares issuable upon conversion thereof have not been, and will not be, registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Purchaser has in mind merely acquiring shares of the Stock for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise and the Purchaser has no such intention. To the extent the Purchaser is an entity, the Purchaser has not been formed for the specific purpose of acquiring the Stock or the shares issuable upon conversion thereof.

          3.3 Investment Experience; Economic Risk. The Purchaser has such knowledge and experience in financial or business matters that the Purchaser is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser is able to bear the economic risks of its investment in the Stock for an indefinite period of time, including the risks of a complete loss of the Purchaser's investment in such securities. The foregoing does not, however, limit or modify the representations and warranties of the Company set forth in Section 2 of this Agreement, or the right of the Purchaser to rely thereon.

          3.4 Restricted Securities. The Purchaser understands that the Stock and the shares issuable upon conversion thereof are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Stock and the shares issuable upon conversion thereof may be resold without registration under the Act only in certain limited circumstances. The Purchaser acknowledges that the Stock and the shares issuable upon conversion thereof must be held indefinitely unless subsequently registered under the Act and under applicable state securities laws or an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Act which limit resale of shares purchased in a private placement without the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

          3.5 Legends. The Purchaser understands that the Stock and the shares issuable upon conversion thereof, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

               (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH COMPLIANCE WITH SECURITIES, OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT AND (B) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL STATING THAT SUCH SALE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

               (b) Any legend required by the laws of the State of Delaware.

               (c) Any legend required by the Blue Sky laws of any other state to the extent such laws are applicable to the shares represented by the certificate so legended.

          3.6 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act as presently in effect.

          3.7 Access to Information. Purchaser has had full access to all financial and other information concerning the Company which might in any way affect the consideration for which Purchaser would pay for the Stock; Purchaser has not requested any information regarding the Company or the Company's property, assets, indebtedness or liabilities, which has not been provided to Purchaser; and Purchaser is satisfied that Purchaser has sufficient information to evaluate the fairness of the Purchase Price and terms of the transactions contemplated by this Agreement.

     4. Indemnification.

          4.1 Company's Indemnification. The Company covenants and agrees to defend, indemnify, save and hold harmless the Purchaser, together with its officers, directors, partners, employees, trustees, attorneys and representatives and each person who controls the Purchaser within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the Company or a third party claim, except any claim, suit, action or proceeding brought by Purchaser) (collectively, "Losses") arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by the Company or any Founder in this Agreement; or (ii) any legal, administrative or other proceedings brought by a third party arising out of the transactions contemplated by this Agreement (excluding the Alliance Agreement). Notwithstanding the foregoing, in no event shall the total indemnity under this subsection exceed the total gross proceeds received by the Company from Purchaser pursuant to the Bridge Loan Agreement and this Agreement. In the event of a breach of any representation or warranty set forth in Section 2 and its related subsections made by the Company or any Founder, no Founders shall have any personal liability for any breach of such representation or warranty.

          4.2 Purchaser's Indemnification. The Purchaser covenants and agrees to defend, indemnify, save and hold harmless the Company, together with its officers, directors, partners, employees, trustees, attorneys and representatives and each person who controls the Company within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the Purchaser or a third party claim, but only to the extent such legal fees and expenses would be payable pursuant to Section 10.8 of this Agreement) (collectively, "Losses") arising out of or resulting from any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement.

          4.3 Procedure. The party seeking indemnification under this Section 4 (the "Indemnified Party") shall notify the Indemnifying Party against whom indemnification is sought (the "Indemnifying Party") in writing of any action against the Indemnified Party or its officers, directors, partners, employees, trustees, attorneys, representatives or person who controls the Indemnified Party within the meaning of the Securities Act or Securities Exchange Act, entitled to be indemnified pursuant to Section 4.1, in respect of which the Indemnifying Party is or may be obligated to provide indemnification on account of this Section 4, promptly after the receipt of notice of the commencement thereof. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that the Indemnifying Party may wish, to assume the defense thereof, and after notice from the Indemnifying Party to such Indemnified Party of its or their election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under Section 4.1 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof nor for any settlement thereof entered into without the consent of the Indemnifying Party; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines (x) that there may be a conflict between the positions of the Indemnifying Party and of the Indemnified Party in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then separate counsel for the Indemnified Party reasonably acceptable to the Indemnifying Party shall be entitled to participate in and conduct the defense of the Indemnified Party's claims, in the case of (i) and (ii)(x), or such different defenses, in the case of (ii)(y), and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense.

          4.4 Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of any representation, warranty, covenant or agreement, subject to applicable laws regarding election of remedies. Notwithstanding the foregoing, in no event will either party's total liability to the other party under any theory, including, but not limited to, statutory, tort, negligence, breach of contract, breach of warranty, indemnification or any other legal theory under this Agreement and the Ancillary Agreements, exceed the total gross proceeds received by the Company from Purchaser pursuant to the Bridge Loan Agreement and this Agreement.

     5. Conditions of the Purchaser's Obligations at First Closing. The obligations of the Purchaser to the Company to purchase Stock at the First Closing under this Agreement are subject to the fulfillment, on or before the First Closing, of each of the following conditions, unless otherwise waived by the Purchaser:

          5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the First Closing with the same effect as though such representations and warranties had been made on and as of the date of the First Closing.

          5.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing.

          5.3 Compliance Certificate. The President of the Company shall deliver to Purchaser at the First Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operations, properties or assets, or condition of the Company since the date of its Financial Statements.

          5.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the First Closing.

          5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the First Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

          5.6 Series C Certificate of Designation. The Company shall have filed the Series C Certificate of Designation with the Delaware Secretary of State on or prior to the First Closing, which shall continue to be in full force and effect as of the First Closing.

          5.7 Investor Rights Agreement. The Company and the Purchaser shall have executed and delivered the Investor Rights Agreement.

          5.8 Alliance Agreement. The Company and the Purchaser shall have executed and delivered the Alliance Agreement.

          5.9 Right of First Refusal Agreement. The Purchaser, the Company and each of the Founders shall have executed the ROFR Agreement.

          5.10 Voting Agreement. The Company, the Purchaser and each of the Founders shall have executed and delivered the Voting Agreement.

          5.11 Assignment of Inventions, Confidentiality and Nonsolicitation Agreement. The Founders and each of Company's employees shall have executed an Assignment of Inventions, Confidentiality and Nonsolicitation Agreement with the Company satisfactory to the Purchaser and the Company.

          5.12 Opinion of Company Counsel. The Purchaser shall have received from Lee, Goddard & Duffy LLP, counsel for the Company, an opinion, dated as of the First Closing, in substantially the form of Exhibit G.

          5.13 Board of Directors. Immediately prior to the First Closing, James Lavelle shall have been elected as a member of the Company's Board of Directors.

          5.14 Indemnification. The Company and James Lavelle shall have entered into an Indemnification Agreement in the form attached hereto as Exhibit H and the Company shall have provided evidence satisfactory to Mr. Lavelle and the Purchaser that the Company then maintains with respect to Mr. Lavelle directors and officers insurance as called for in the Investor Rights Agreement.

          5.15 Retirement of Share. The Company shall have retired 10,000,000 shares of Common Stock on terms and conditions acceptable to Purchaser in its sole discretion.

          5.16 Purchaser Approval. The Company's Board of Directors shall have approved this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated herein and therein.

          5.17 Company Approval. The Company shall have obtained all necessary corporate, shareholder and regulatory consents to the consummation of the transactions contemplated herein, including, without limitation, the consent of the holders of the Series B Preferred.

     6. Conditions to the Purchaser's Obligations at the Second Closing. The obligations of the Purchaser to the Company to purchase Stock at the Second Closing under this Agreement are subject to the fulfillment, on or before the Second Closing, of each of the following conditions, unless otherwise waived by the Purchaser:

          6.1 First Closing. The First Closing shall have occurred.

          6.2 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Second Closing with the same effect as though such representations and warranties had been made on and as of the date of the Second Closing.

          6.3 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Second Closing.

          6.4 Compliance Certificate. The President of the Company shall deliver to Purchaser at the Second Closing a certificate certifying that the conditions specify in Sections 6.2 and 6.3 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operating properties or assets, or condition of the Company since the First Closing.

          6.5 Material Adverse Change. There shall have been no material adverse change in the business, affairs, operating properties or assets or condition of the Company since the First Closing.

          6.6 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Second Closing.

          6.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Second Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

          6.8 Completion of B.E.S.T. 7. The B.E.S.T. 7 program shall have been completed and the first sale of the program shall have occurred as evidenced by the signing of a contract therefor.

     7. Conditions to the Company's Obligations at First Closing. The obligations of the Company to the Purchaser under this Agreement with respect to the First Closing are subject to the fulfillment, on or before the First Closing, of each of the following conditions, unless otherwise waived by the
Company:

          7.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true on and as of the First Closing with the same effect as though such representations and warranties had been made on and as of the First Closing.

          7.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the First Closing.

          7.3 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the First Closing shall have been performed or complied with, including without limitation, payment of the Purchase Price.

          7.4 Series C Certificate of Designation. The Company shall have filed the Series C Certificate of Designation with the Delaware Secretary of State on or prior to the First Closing, which shall continue to be in full force and effect as of the First Closing.

          7.5 Investor Rights Agreement. The Company and the Purchaser shall have executed and delivered the Investor Rights Agreement.

          7.6 Alliance Agreement. The Company and the Purchaser shall have executed and delivered the Alliance Agreement.

          7.7 Right of First Refusal Agreement. The Purchaser and each of the Founders shall have executed the Right of First Refusal Agreement.

          7.8 Voting Agreement. The Company, the Purchaser and each of the Founders shall have executed and delivered the Voting Agreement.

          7.9 Consent of Series B Convertible Preferred Stock Holders. The holders of the Series B Convertible Preferred Stock outstanding prior to the Closing shall have consented to the transactions contemplated herein and shall have approved the Series C Certificate of Designation.

          7.10 Invoice. Purchaser shall deliver an invoice for the services rendered that constitute the consideration pursuant to Section 1.1(b), showing payment in full upon the First Closing.

     8. Conditions to Company's Obligations at Second Closing. The obligations of the Company to Purchaser under this Agreement with respect to the Second Closing are subject to the fulfillment, on or before the Second Closing, of each of the following conditions unless otherwise waived by the Company.

          8.1 First Closing. The First Closing shall have occurred.

          8.2 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true on and as of the Second Closing with the same effect as though such representations and warranties had been made on and as of the Second Closing.

          8.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Second Closing.

          8.4 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Second Closing shall have been performed or complied with, including without limitation, payment of the Purchase Price.

     9. Covenants.

          9.1 Covenants of the Company. From the date hereof until the Second Closing, the Company shall not, without the prior written consent of Purchaser, operate or take any action except in the ordinary course of business.

          9.2 Royalty. The Company represents and covenants that (i) the Royalty Payment (as such term is defined in the Amended and Restated Asset Purchase and Sale Agreement by and between The Bluebook International, Inc. and Daniel E. Josipovich and Dorothy E. Josipovich, dated September 15, 2001 (the "Asset Purchase Agreement")), is intended to be calculated and shall be calculated as set forth in Exhibit 9.2 (the "Royalty Calculation") (ii) it shall not take a position inconsistent with the Royalty Calculation and
     (iii) it shall use commercially reasonable efforts to effect an amendment of the Asset Purchase Agreement to clarify that the methodology used to calculate the Royalty Payment is consistent with the Royalty Calculation.

     10. Miscellaneous.

          10.1 Survival of Warranties. The warranties, representations and covenants of the Company, the Founders and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

          10.2 Transfer; Successors and Assigns. Neither party may assign the rights or obligations under this Agreement, except that Purchaser may assign its rights and obligations to a successor-in-interest by merger or sale of substantially all of the asset or stock of Purchaser. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

          10.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

          10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          10.6 Notices. All notices under this Agreement must be in writing and will be effective (a) immediately upon delivery in person or by messenger to the address stated below, (b) the next business day after deposit with a commercial courier or delivery service for next day delivery, (c) upon receipt by facsimile as established by evidence of successful transmission or (d) five business days after deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid. All notices must be properly addressed to the address set forth below, or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this Section.

                  If to the Company or the Founders:

                           The Bluebook International Holding Company
                           21098 Bake Parkway, Suite 100
                           Lake Forest, CA  92630
                           Attention:   Mr. Mark A. Josipovich
                           Tel: (949) 470-9534
                           Fax: (949) 470-9563

                  with a copy to:

                           Lee, Goddard & Duffy LLP
                           18500 Von Karman Avenue, Suite 700
                           Irvine, CA  92612
                           Attention:  Raymond A. Lee, Esq.
                           Tel: (949) 253-0500
                           Fax: (949) 253-0505

                  If to the Purchaser:

                           Cotelligent, Inc.
                           100 Theory, Suite 200
                           Irvine, CA  92612
                           Attn:  Daniel E. Jackson
                           Tel: (949) 823-1600
                           Fax: (949) 823-3300

                  with a copy to:

                           Farella Braun + Martel LLP
                           235 Montgomery Street, Suite 3000
                           San Francisco, CA  94104
                           Attn: Mark S. Anderson, Esq.
                           Tel: (415) 954-4400
                           Fax: (415) 954-4480

     10.7 Expenses. Each of the Company, the Founders and the Purchaser shall bear his or its own expenses incurred with respect to this Agreement and the transactions contemplated hereby, provided, however that at the Closing the Company shall reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in its due diligence investigation of the Company and the preparation, negotiation and execution of this Agreement, the Convertible Note, the Ancillary Agreements, the structuring of the transaction and the transactions contemplated hereby up to a maximum of $50,000. The foregoing reimbursable expenses shall include without limitation, the Purchaser's consulting, investment banking, legal and travel expenses incurred in its due diligence investigation and the preparation, negotiation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and the legal fees and expenses of its counsel, Farella Braun + Martel LLP. The legal fees and expense of Farella Braun + Martel LLP shall be payable by check or wire transfer to Farella

Braun + Martel LLP at the Closing by the Purchaser, the amount of such check or wire transfer being deducted from the aggregate Purchase Price to be paid by the Purchaser for the Stock to be purchased hereunder.

     10.8 Attorneys' Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement or any of the Ancillary Agreements, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

     10.9 Amendments and Waivers. Neither the Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Stock purchased under the Agreement at the time outstanding, each future holder of all such Stock and the Company.

     10.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     10.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Stock, upon any breach or default of either party under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

     10.12 Finder's Fee. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     10.13 Entire Agreement. The Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

     10.14 Termination. Either Purchaser or the Company shall have the right to terminate this Agreement at any time on or after August 31, 2002 upon written notice to the


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

other party if all of the conditions to such party's closing specified in
Section 5 (Conditions of the Purchaser's Obligations at First Closing) or
Section 7 (Conditions to the Company's Obligations at the First Closing), respectively, have not been waived or satisfied on or prior to August 31, 2002 and the other party is not unconditionally prepared to close immediately on August 31, 2002. Either Purchaser or the Company shall have the right to terminate this Agreement at any time on or after December 31, 2002 upon written notice to the other party if all of the conditions to such party's closing set forth in Section 6 (Conditions to the Purchaser's Obligations at Second Closing) and Section 8 (Conditions to the Company's Obligations at the Second Closing), respectively, have not been waived or satisfied on or prior to December 31, 2002, and the other party is not unconditionally prepared to close immediately on December 31, 2002.

                            [Signature Page Follows]


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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   COMPANY:

                                   BLUEBOOK INTERNATIONAL HOLDING COMPANY,
                                   a Delaware corporation


                                   By: /s/ MARK A. JOSIPOVICH
                                      ---------------------------
                                      Mark A. Josipovich
                                      Chief Executive Officer and President

                                   FOUNDERS:

                                   /s/ MARK A. JOSIPOVICH
                                   ------------------------------
                                   Mark A. Josipovich

                                   /s/ DANIEL E. JOSIPOVICH
                                   ------------------------------
                                   Daniel E. Josipovich

                                   /s/ DANIEL T. JOSIPOVICH
                                   ------------------------------
                                   Daniel T. Josipovich

                                   /s/ DOROTHY E. JOSIPOVICH
                                   ------------------------------
                                   Dorothy E. Josipovich

                                   PURCHASER:

                                   COTELLIGENT, INC., a Delaware corporation


                                   By: /s/ STEVEN C. MACHIORLETTE
                                      ---------------------------
                                      Steven C. Machiorlette,
                                      Senior Vice President

                        *** STOCK PURCHASE AGREEMENT ***


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